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                                                      [NAVARRE CORPORATION LOGO]


FOR ADDITIONAL INFORMATION:
Joyce Fleck, Vice President Marketing         Jim Gilbertson, Vice President and
                                              Chief Financial Officer
763-535-8333                                  763-535-8333
jfleck@navarre.com                            jgilbert@navarre.com


              NAVARRE CORPORATION ANNOUNCES NEW CORPORATE STRUCTURE
                     ALIGNING THE COMPANY FOR FUTURE GROWTH

Minneapolis, MN -- February 17, 2004, Navarre Corporation (NASDAQ: NAVR), a leading distributor and publisher of a broad range of home entertainment and multimedia software products, today announced the promotion of several key executives to new leadership posts.

Eric Paulson, President and Chief Executive Officer of Navarre, stated, "These changes in our structure are designed to reinforce what are now two distinct business segments; distribution and publishing.

"Distribution, the cornerstone of our Company, will drive even greater levels of synergy and operational efficiencies by combining all distribution efforts of the Enterprise.

Brian Burke, Senior Vice President/General Manager of Navarre Distribution Services, has been promoted to Chief Operating Officer -- Distribution Services. An eight year veteran of Navarre, Burke's experience brings a high level of expertise to this new role.

Paulson continued, "With the acquisitions of Encore and BCI, we have brought greater internal focus to the publishing of our core product categories. Our most recent financial results demonstrate the positive effects these businesses have on our results. The formation of a publishing division will provide further growth opportunities, both organically and through future acquisitions."

Cary Deacon, Navarre's Corporate Relations Officer, assumes the newly created position of Chief Operating Officer -- Publishing and Licensing. Under Deacon's leadership, the publishing division will concentrate its efforts on the development of content that adds revenue and margin to Navarre. Mr. Deacon was instrumental in the acquisition of BCI and will continue to head Navarre's Corporate Relations Department.

Additionally, Jim Gilbertson, Vice President and Chief Financial Officer of Navarre, was appointed to Navarre's Board of Directors. Mr. Gilbertson will serve until Navarre's next annual shareholders' meeting, at which time he will stand for election by the shareholders.

Paulson stated, "Mr. Gilbertson has made a significant impact in both our finance and acquisition arenas. His input will serve both the Board and management as the Company continues to grow."


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Ryan Urness, Corporate Counsel, has been appointed assistant secretary.

Paulson concluded, "These changes will allow Navarre to maintain its growth momentum while at the same time provide a better foundation for future acquisitions."

ABOUT NAVARRE CORPORATION
Navarre Corporation (Nasdaq: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Encore, Navarre's majority-owned subsidiary, is a leading interactive publisher in the videogame and PC CD-ROM markets. BCI Eclipse, a wholly-owned subsidiary of Navarre Corporation, is recognized as a significant provider of niche DVD/Video products. BCI Eclipse's DVD/Video and audio collection represents exclusively licensed titles and in-house produced CD's and DVD's. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 11,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at http://www.navarre.com.

SAFE HARBOR
"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products, the ability of the Company to integrate the business of BCI Eclipse, and the ability of BCI Eclipse to develop and distribute DVD/Video products. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2003. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release" NAVARRE CORPORATION ANNOUNCES NEW CORPORATE STRUCTURE ALIGNING THE COMPANY FOR FUTURE GROWTH", dated February 17, 2004, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.


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